Exhibit 10.1

PERFORMANCE UNIT AGREEMENT

THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”) is entered into by and between EnLink Midstream GP, LLC, a Delaware limited liability company (the “Company”), and _________________ (“Participant”) as of the Grant Date.

WITNESSETH:

WHEREAS, the EnLink Midstream GP, LLC Long-Term Incentive Plan was adopted by the Company, as amended effective March 3, 2016 (the “Plan”), for the benefit of certain employees and consultants of the Company or its Affiliates (as defined in the Plan), and non-employee directors of the Company; and
WHEREAS, the Committee (as defined in the Plan) is responsible for granting Awards (as defined in the Plan) in accordance with the Plan, which Awards shall be subject to such terms and conditions as the Committee shall determine pursuant to the Plan; and

WHEREAS, Participant is eligible to participate in the Plan and the Committee has authorized the grant to Participant of the “Subject Award” (as defined in Section 2 of this Agreement), which is intended to constitute performance-based compensation, and which shall be subject to certain restrictions pursuant to the Plan and upon the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Company and Participant hereby agree as follows:

1.    Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan.

“Early Retirement” means (i) Participant’s Retirement on or after his or her attainment of age 55, and (ii) immediately prior to such Retirement, the number of such Participant’s years of continuous service with the Company or its Affiliates (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition or other transaction agreement) equals or exceeds 10 years, it being understood that a Normal Retirement shall be deemed to occur to the extent Participant is eligible for both Early Retirement and Normal Retirement.

“Good Reason” means any of the following, without Participant’s consent: (i) a material reduction in Participant’s base annual salary; (ii) a material adverse change in Participant’s authority, duties or responsibilities; or (iii) the Company requires Participant to move his or her principal place of service to a location that is 30 or more miles from his or her current place of service and the new location is farther from his or her primary residence. From and after the occurrence of a Change of Control that occurs following the date hereof, Good Reason shall also include any material breach of this Agreement by the Company (or any successor thereof, as applicable). For purposes of this definition, no act or failure to act on the Company’s part shall be considered a “Good Reason” unless (A) Participant has given the Company written notice of such act or failure to act within 30 days thereof, (B) the Company fails to remedy such act or failure to act within 30 days of its receipt of such notice, and (C) Participant terminates his or her service with the Company and its Affiliates within 60 days following the Company’s receipt of written notice.

“Grant Date” means _______.

“Intermediate Retirement” means (i) Participant’s Retirement on or after his or her attainment of age 60, and (ii) immediately prior to such Retirement, the number of such Participant’s years of continuous service with the Company or its Affiliates (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition or other transaction agreement) is less than 5 years.

“Normal Retirement” means (i) Participant’s Retirement on or after his or her attainment of age 60, and (ii) immediately prior to such Retirement, the number of such Participant’s years of continuous service with the Company or its Affiliates (including continuous service with a predecessor employer that is taken into account pursuant to an acquisition or other transaction agreement) equals or exceeds 5 years; provided that, in no event shall a Normal Retirement occur if Participant’s Retirement occurs prior to the one-year anniversary of the commencement of the Performance Period, it being understood that a Normal Retirement shall be deemed to occur to the extent Participant is eligible for both Early Retirement and Normal Retirement.

“Performance Goal” means the Performance Goal as set forth in Schedule A to this Agreement.

“Performance Period” means the period defined in Schedule A to this Agreement for purposes of determining attainment of the Performance Goal.

“Prorated Amount” means a number equal to the total number of outstanding Restricted Incentive Units granted hereunder multiplied by a fraction (i) the numerator of which is the number of days that elapse from the commencement of the Performance Period to, as applicable, the date of a Qualifying Termination or the date of an Early Retirement or an Intermediate Retirement, and (ii) the denominator of which is the full number of days of the Performance Period.

“Qualifying Termination” means Participant’s Separation from Service with the Company and its Affiliates due to (i) an involuntary termination of Participant by the Company or its Affiliates for reasons other than Cause, or (ii) a termination by Participant for Good Reason.

“Retirement” means Participant’s Separation from Service with the Company and its Affiliates for reasons other than Cause due to his or her retirement; provided that (i) Participant provides the Company with at least 90 days’ advance written notice of such retirement, which notice may be waived by the Chief Executive Officer of the Company and (ii) such retirement is otherwise approved by the Chief Executive Officer of the Company.

“Separation from Service” shall have the meaning ascribed to such term in the guidance issued under Section 409A of the Code.

“Vesting Date” means the date on which the Performance Period ends as set forth in Schedule A to this Agreement.

2.    Performance Unit Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to Participant, and Participant hereby accepts, an award of _______ Restricted Incentive Units (the “Subject Award”). The Restricted Incentive Units granted hereunder shall be evidenced by the Committee in a book entry or in such other manner as the Committee may determine.

3.    Vesting/Forfeiture.

(a)    The Restricted Incentive Units that comprise the Subject Award shall be subject to a Performance Period that shall terminate on the Vesting Date based on the attainment and certification of the Performance Goal as described on Schedule A; provided that Participant is in the continuous service of the Company or its Affiliates until such Vesting Date.

(b)    The Restricted Incentive Units shall be forfeited to the Company at no cost to the Company if Participant experiences a Separation from Service with the Company and its Affiliates prior to the termination of the Performance Period applicable to such Restricted Incentive Units; provided, however:

(i)    if a Qualifying Termination occurs during the Performance Period and prior to the occurrence of a Change of Control that occurs following the date hereof, a Prorated Amount of the Restricted Incentive Units shall remain eligible for vesting on the Vesting Date, based on the attainment and certification of the Performance Goal as described on Schedule A;

(ii)    if (A) a Retirement occurs during the Performance Period and prior to the occurrence of a Change of Control that occurs following the date hereof, (B) Participant has complied with Schedule C through the date of his or her Retirement, (C) Participant agrees, prior to his or her Retirement, to comply with the terms and conditions set forth in Schedule C following his or her Retirement, and (D) Participant delivers, prior to his or her Retirement, an acknowledgment of such agreement contemplated in the foregoing clause (C) to the Company (if requested), then the Restricted Incentive Units or a portion thereof shall remain eligible for vesting on the Vesting Date as follows:

(x)    if such Retirement constitutes an Early Retirement or an Intermediate Retirement, a Prorated Amount of the Restricted Incentive Units shall remain eligible for vesting on the Vesting Date, based on the attainment and certification of the Performance Goal as described on Schedule A; or

(y)    if such Retirement constitutes a Normal Retirement, the Restricted Incentive Units shall remain eligible for vesting on the Vesting Date, based on the attainment and certification of the Performance Goal as described on Schedule A;

(iii)    if a Change of Control occurs following the date hereof, then the Restricted Incentive Units or a portion thereof shall become vested as follows:

(x)    if such Change of Control occurs on or prior to Participant’s Qualifying Termination or Retirement, the Restricted Incentive Units shall become fully vested at the Target amount and the Performance Period shall terminate; or

(y)    if such Change of Control occurs after Participant’s Qualifying Termination or Retirement, the Restricted Incentive Units or Prorated Amount thereof that remain eligible for vesting, as applicable, under clause (i) or (ii) above shall become vested at the Target amount and the Performance Period shall terminate;

provided that to the extent the Subject Award is subject to Section 409A of the Code, in lieu of the vesting and termination of the Performance Period in accordance with the foregoing, (A) the Restricted Incentive Units or Prorated Amount thereof, as applicable, shall become so vested at the Target amount and the Performance Period shall terminate only upon the occurrence of a “change in the ownership or effective control” of the Company within the meaning of Treas. Reg. Section 1.409A-3(i)(5), and (B) if such a “change in the ownership or effective control” of the Company does not occur, the Restricted Incentive Units or Prorated Amount thereof, as applicable, shall become so vested at the Target amount as of the occurrence of the Vesting Date;

(iv)    if Participant dies during the Performance Period, the Restricted Incentive Units shall become fully vested at the Target amount and the Performance Period shall terminate; or

(v)    if, during the Performance Period, Participant becomes disabled and qualified to receive benefits under the Company’s long-term disability plan, the Restricted Incentive Units shall become fully vested at the Target amount and the Performance Period shall terminate; provided, however, that to the extent the Subject Award is subject to Section 409A of the Code, in lieu of the vesting of such Restricted Incentive Units in accordance with the foregoing, such Restricted Incentive Units shall become fully vested at the Target amount and the Performance Period shall terminate only if (A) Participant incurs a “disability” within the meaning of Treas. Reg. Section 1.409A-3(i)(4) or (B) Participant experiences a Separation from Service with the Company and its Affiliates due to a disability for which such Participant would be qualified to receive benefits under the Company’s long-term disability plan.

For the avoidance of doubt, any Retirement (including any Early Retirement, Intermediate Retirement or Normal Retirement) is subject to the approval of the Chief Executive Officer of the Company in his sole discretion. Notwithstanding anything herein to the contrary, if, at the time of a Participant’s Separation from Service with the Company and its Affiliates, such Participant is a “specified employee” (as defined in Section 409A of the Code), and the deferral of the commencement of any amount of the payments or benefits otherwise payable pursuant to the Plan is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, such payments or benefits hereunder (without any reduction in the payments or benefits ultimately paid or provided to Participant) will be deferred until the earlier to occur of (i) Participant’s death or (ii) the first business day that is 6 months following Participant’s Separation from Service with the Company and its Affiliates, provided that amounts which qualify for the separation pay plan exemption under Treas. Reg. Section 1.409A-1(b)(9)(v)(D) and do not exceed the limits set forth in Section 402(g)(1)(B) of the Code in the year of such Separation from Service shall be payable immediately upon such Separation from Service. Any payments or benefits deferred due to the requirements of this paragraph will be paid in a lump sum (without interest) to Participant on the earliest to occur of (i) or (ii) in the immediately preceding sentence.

(c)    As soon as reasonably practicable following the close of the Performance Period, the Committee shall determine and certify the extent to which (i) the Performance Goal as described on Schedule A is attained and (ii) the Restricted Incentive Units granted hereunder shall be vested, if at all. Such certification shall be final, conclusive and binding on Participant, and on all other Persons, to the maximum extent permitted by law. As soon as reasonably practicable thereafter (and subject to Participant’s compliance with the terms and conditions set forth in Schedule C but only if applicable under Section 3(b)(ii) of this Agreement), Units representing the number of vested Restricted Incentive Units, if any, shall be delivered, free of all such restrictions, to Participant or Participant’s beneficiary or estate, as the case may be, it being understood that the entry on the transfer agent’s books or the delivery of the certificate(s) with respect to such Units shall constitute delivery of such Units for purposes of this Agreement. Notwithstanding anything contained herein to the contrary, in no event shall such Units be delivered to Participant later than (A) the end of the calendar year in which vesting occurs, or, if later, (B) the 15th day of the third calendar month following the date on which vesting occurs.

(d)    Notwithstanding anything contained herein to the contrary, in no event shall Participant have any right to vote any, or to exercise any other rights, powers and privileges of a holder of the Units with respect to such Restricted Incentive Units until such time that (i) the Performance Period applicable to such Restricted Incentive Units or a portion thereof shall have expired (and all other conditions to payment with respect thereto have been fulfilled), (ii) such Restricted Incentive Units are converted into the right to receive Units, and (iii) such Units are delivered to Participant.

4.    Distribution Equivalent Payment Rights. The Subject Award granted hereunder includes a tandem award of Distribution Equivalent Rights with respect to each applicable Restricted Incentive Unit that shall entitle Participant to receive cash payments equal to the cash distributions made by the Partnership (on a per Unit basis) in respect of its outstanding Units generally (“General Distributions”). Any such cash payments (“Distribution Equivalent Payments”) shall accrue as General Distributions are made and shall be credited to a bookkeeping account established on the records of the Partnership for Participant, which shall vest and be paid to or on behalf of Participant at the same time, and subject to the same conditions, as are applicable to the vesting of the underlying Restricted Incentive Units. Accordingly, Distribution Equivalent Payments shall be forfeited to the extent that the underlying Restricted Incentive Units do not vest, are forfeited or are otherwise canceled. No interest shall be credited on any Distribution Equivalent Payments.

5.    Taxes.

(a)    REPRESENTATION. PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY OR ITS AFFILIATES FOR ANY TAX ADVICE IN CONNECTION WITH THE RESTRICTED INCENTIVE UNITS AND THAT PARTICIPANT HAS BEEN, OR IS OTHERWISE HEREBY, ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE AWARD OF RESTRICTED INCENTIVE UNITS UNDER THIS AGREEMENT.

(b)    Withholding Matters.

(i)    The Company, its Affiliates, as applicable, and Participant shall comply with all federal and state laws and regulations respecting the withholding, deposit and payment of any income, employment (including Federal Insurance Contributions Act (“FICA”) taxes) or other taxes relating to the Subject Award, including with respect to Distribution Equivalent Payments described in Section 4 of this Agreement. Such withholding shall be made by the Company or its Affiliates in accordance with the applicable withholding laws and regulations that are in effect at the time such withholding is required. Participant shall pay to the Company or its Affiliates, or make arrangements satisfactory to the Company or its Affiliates regarding payment of, any such withholding with respect to (A) Distribution Equivalent Payments, and (B) the Restricted Incentive Units (in which case arrangements will be made no later than, as applicable, the time any such taxes are imposed or when Units are delivered, if at all, pursuant to Section 3(c) herein).

(ii)    Participant shall, to the extent permitted by law, have the right to elect for the Company or its Affiliates to withhold Units to which Participant is otherwise entitled upon the vesting of the Restricted Incentive Units (or Participant may deliver to the Company other unrestricted Units owned by Participant or deliver to the Company or its Affiliates Units that Participant has previously acquired), in each case valued at the Fair Market Value of such Units at the time of such withholding by, or delivery to, the Company or its Affiliates, to satisfy the obligation of Participant under Section 5(b)(i) of this Agreement (it being understood that the Fair Market Value of all such Units withheld or delivered may not exceed the amount of withholding due based on the withholding rate(s) applied by the Company, in its discretion, in accordance with the applicable withholding laws and regulations that are in effect at the time such withholding is required); provided, however, that in no event shall any Units (or cash) that may be delivered hereunder be used to satisfy any FICA taxes that become due as a result of Participant being or becoming eligible for Retirement. Any payment of required withholding taxes by Participant in the form of Units shall not be permitted if it would result in an accounting charge with respect to such Units used to pay such taxes unless otherwise approved by the Committee.

(iii)    Any provision of this Agreement to the contrary notwithstanding, if Participant does not otherwise satisfy the obligations of Participant under Section 5(b)(i) of this Agreement, then the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due from the Company or its Affiliates to or with respect to Participant, whether or not pursuant to this Agreement or the Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to any Distribution Equivalent Payments or Restricted Incentive Units hereunder.

6.    Non-Assignability. The Subject Award is not assignable or transferable by Participant, and, unless and until Units with respect to Restricted Incentive Units are delivered to Participant upon vesting, such Restricted Incentive Units shall not be assigned, alienated, pledged, attached sold or otherwise transferred or encumbered by Participant in any manner.

7.    Legend. In the event any Units are delivered to Participant in connection with the vesting of any of the Restricted Incentive Units granted hereunder, the Committee, in its discretion, may cause the certificate(s) representing such Units to bear an appropriate legend referring to any conditions and/or restrictions with respect to such Units.

8.    Entirety and Modification. This Agreement along with all schedules hereto contain the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, whether written or oral, between such parties relating to such subject matter. Subject to Section 7(b) of the Plan, no modification, alteration, amendment or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

9.    Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible, and such provision shall be deemed inoperative to the extent it is unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

10.    Gender. Words used in this Agreement which refer to Participant and denote the male gender shall also be deemed to include the female gender or the neuter gender when appropriate.

11.    Employment or Service. Nothing in this Agreement shall confer upon Participant any right to continue in the employ or service of the Company or its Affiliates, nor shall this Agreement interfere in any manner with the right of the Company or its Affiliates to terminate the employment or service of Participant with or without Cause at any time.

12    Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein. In the event that any provision of this Agreement conflicts with the Plan, the provisions of the Plan shall control. Participant acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon Participant.

13.    Headings. The headings of the various sections and subsections of this Agreement have been inserted for convenient reference only and shall not be construed to enlarge, diminish or otherwise change the express provisions hereof.

14.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

15.    Section 409A. The compensation payable to or with respect to Participant pursuant to the Subject Award is intended to be compensation that is exempt from, or otherwise in compliance with, Section 409A of the Code, as applicable, and this Agreement shall be administered and construed to the fullest extent possible to reflect and implement such intent.

16.    Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

ENLINK MIDSTREAM GP, LLC

__________________________________________
Barry E. Davis
President and Chief Executive Officer

PARTICIPANT:

Name: _______

YOU MUST ACCEPT THIS GRANT AND THE TERMS OF THIS AGREEMENT IN ORDER TO RECEIVE IT. TO ACCEPT THIS GRANT, COMPLETE THE GRANT ACCEPTANCE PROCESS AT THE WEBSITE OF UBS: (www.ubs.com/onesource/ENLK)

SCHEDULE A
PERFORMANCE GOAL, PERFORMANCE PERIOD, AND PAYOUT AMOUNTS

1.    Performance Period. The maximum number of Restricted Incentive Units, which can vest pursuant to the Subject Award shall be calculated based on the Performance Goal over a period (the “Performance Period”) that begins on _______ and ends on _______ (the “Vesting Date”).

2.    Performance Goal. The Performance Goal is based on total shareholder return (“TSR”), which shall be the rate of return a holder of a common equity security of a company would receive through common equity security price changes and the assumed reinvestment of dividends / distributions over the Performance Period. Vesting will be based on the ranking of the average of the TSR of the Partnership and the TSR of EnLink Midstream, LLC (the “LLC” and, together with the Partnership, “EnLink”) relative to the TSR ranking of the Peer Companies (identified in subparagraphs 3(b) and (c) below). At the end of the Performance Period, the TSR for the Partnership, for the LLC and for each Peer Company, shall be determined pursuant to the following formula:

TSR	=	(Closing Average Value - Opening Average Value) + Reinvested Dividends / Opening Average Value*

*The result shall be rounded to the nearest hundredth of one percent (.01%).

(a)    The term “Closing Average Value” means the average value of the common equity security on the relevant United States stock market (NYSE or NASDAQ) for the 30 trading days ending on the last day of the Performance Period, which shall be calculated as follows: (i) determine the closing price of the common equity security on each trading date during 30-day period and (ii) average the amounts so determined for the 30-day period.

(b)    The term “Opening Average Value” means the average value of the common equity security on the relevant United States stock market (NYSE or NASDAQ) for the 30 trading days preceding the start of the Performance Period, which shall be calculated as follows: (i) determine the closing price of the common equity security on each trading date during the 30-day period and (ii) average the amounts so determined for the 30-day period.

(c)    “Reinvested Dividends” shall be calculated by multiplying (i) the aggregate number of common equity securities (including fractional units thereof) that could have been purchased during the Performance Period had each cash dividend or distribution paid on a single common equity security during that period been immediately reinvested in additional common equity securities (or fractional units thereof) at the closing selling price per common equity security on the applicable dividend or distribution payment date by (ii) the average daily closing price per common equity security on the relevant United States stock market (NYSE or NASDAQ) calculated for the duration of the Performance Period following the dividend or distribution payment date.

(d)    Each of the foregoing amounts shall be equitably adjusted for stock / unit splits, stock dividends or unit distributions, recapitalizations and other similar events affecting the common equity securities in question without the issuer’s receipt of consideration.

A-1

3.    Vesting Schedule. The Restricted Incentive Units shall vest pursuant to this Agreement based on EnLink’s relative TSR ranking in respect of the Performance Period as compared to the TSR ranking of the Peer Companies, in accordance with the following schedule:

Performance Level	EnLink’s Achieved TSR Percentile Position Relative to AMZ Peers*	Associated Individual Payout Level (expressed as a percentage of the Subject Award)
Below Threshold	Less than 25%	0%
Threshold	Equal to 25%	50%
Target	Equal to 50%	100%
Maximum	Greater than or Equal to 75%	200%
* If EnLink’s achieved TSR percentile position is between the Threshold and Target performance levels or if EnLink’s achieved TSR percentile position is between the Target and Maximum performance levels (and EnLink’s TSR is positive for the Performance Period), then the associated individual payout level will be interpolated on a linear basis.

(a)    If EnLink’s final TSR value is equal to the TSR value of a Peer Company, the Committee shall assign EnLink the higher ranking.

(b)    The Peer Companies are the companies that comprise the Alerian MLP Index for Master Limited Partnerships (AMZ) as of the Grant Date, which are set forth on Schedule B to this Agreement, it being understood that in no event shall the Peer Companies include the LLC or the Partnership.

(c)    The Peer Companies will be subject to change as follows:

(i)    In the event of a merger, acquisition or business combination transaction of a Peer Company, in which the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company. Any entity involved in the transaction that is not the surviving company shall no longer be a Peer Company.

(ii)    If a Peer Company ceases to be a publicly traded company at any time during the Performance Period, due to bankruptcy, delisting or any other reason other than those set forth in clause (i) above, such company shall remain a Peer Company but shall be deemed to have a TSR of negative 100% (-100%).

4.    General Vesting Terms. Any fractional Restricted Incentive Units resulting from the vesting of the Restricted Incentive Units in accordance with this Agreement shall be rounded down to the nearest whole number. Any portion of the Restricted Incentive Units that does not vest as of the end of the Performance Period shall be forfeited as of the end of the Performance Period.

A-2

SCHEDULE B
PEER COMPANIES

[to be completed at time of grant]

B-1

SCHEDULE C
RESTRICTIVE COVENANTS

For the avoidance of doubt, Participant only makes the agreements contemplated in, and is only bound by, this Schedule C in connection with his or her Early Retirement, Intermediate Retirement or Normal Retirement. In partial consideration for Participant’s access to confidential information (the access to which Participant hereby acknowledges) and eligibility for the benefits provided by that certain Performance Unit Agreement to which this Schedule C is attached (the “Agreement”) in connection with his or her Early Retirement, Intermediate Retirement or Normal Retirement, as applicable, and as a result of Participant entering into the Agreement, Participant hereby agrees as follows:

1.    Restrictive Covenants.

(a)    Covenant Not to Compete. Participant agrees that while in the continuous service of the Company or its Affiliates, Participant shall not, unless Participant receives the prior written consent of the Board, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, manager, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Company, the Partnership, EnLink Midstream Operating, LP, EnLink Midstream Manager, LLC, EnLink Midstream, LLC and each of their respective Affiliates and subsidiaries (collectively, the “Company Group”) in (i) the purchasing, selling, brokering or marketing of natural gas, natural gas liquids, hydrocarbons, brine, water or any derivative product thereof, including, without limitation, locating buyers and sellers, or negotiating purchase and sales contracts; (ii) the gathering, processing, and/or transporting of natural gas, natural gas liquids, hydrocarbons, brine, water, or any derivative product thereof; or (iii) the conduct of a business enterprise that is in a business segment that contributes 5% or more to EnLink Midstream Operating, LP’s gross revenue or deploys 5% or more of EnLink Midstream Operating, LP’s fixed assets. Ownership by Participant, as a passive investment, of less than 0.5% of the outstanding securities of any organization with securities listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of paragraph 1(a) of this Schedule C.

(b)    Covenant not to Solicit Customers. Participant agrees that while in the continuous service of any member of the Company Group and for a period of 12 months after his or her Early Retirement, Intermediate Retirement or Normal Retirement, as applicable, Participant shall not (i) divert from any member of the Company Group business derived from any Person that was a client or customer of the Company Group at any time during the 12 months prior to his or her Early Retirement, Intermediate Retirement or Normal Retirement, as applicable, or (ii) attempt to convert any Person that was a client or customer of any member of the Company Group at any time during the 12 months prior to his or her Early Retirement, Intermediate Retirement or Normal Retirement, as applicable.

(c)    Covenant not to Solicit Employees. Participant agrees that while in the continuous service of any member of the Company Group and for a period of 24 months after his or her Early Retirement, Intermediate Retirement or Normal Retirement, as applicable, Participant shall not (i) solicit, endeavor to entice or induce any employee or similar service provider of any member of the Company Group to terminate such Person’s employment or service with such member or accept employment with anyone else or (ii) interfere in a similar manner with the business of the Company Group.

2.    Specific Performance. Recognizing that irreparable damage will result to the Company Group in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Participant contained in paragraph 1 of this Schedule C, and that the remedies at law for any affected member of the Company Group for any such breach or threatened breach will be inadequate, such affected member of the Company Group, in addition to such other remedies that may be available to them, shall be entitled to an injunction, including a mandatory injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto), to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Participant, and each and every Person, firm or company acting in concert or participation with him or her, from the continuation of such breach and, in addition thereto, he or she shall pay to such affected member of the Company Group all ascertainable damages, including costs and reasonable attorneys’ fees sustained by such affected member or members of the Company Group by reason of the breach or threatened breach of said covenants and assurances.

3.    Clawback. Participant agrees that in the event that the Committee determines that Participant has breached any term of this Schedule C, in addition to any other remedies at law or in equity that any affected member of the Company Group may have available to it or them, the Committee may in its sole discretion require that Participant, within 5 business days of receipt of written demand therefor, repay to the Company the amount of any Distribution Equivalent Payments paid to Participant pursuant to Section 4 of this Agreement and return to the Company the Units delivered to Participant pursuant to Section 3(c) of this Agreement (or in the event Participant has ceased to hold such Units, an amount equal to the Fair Market Value of such Units as in effect as of the date of such written demand).

4.    Miscellaneous.

(a)    Participant has carefully read and considered the provisions of this Schedule C and, having done so, agrees that the restrictions set forth in this Schedule C (including the relevant time periods, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Company Group and their respective officers, directors, managers, employees, creditors, partners, members and unitholders. Participant understands that the restrictions contained in this Schedule C may limit his or her ability to engage in a business similar to the business of any member of the Company Group, but acknowledges that he or she will receive sufficiently high remuneration and other benefits from the Company Group to justify such restrictions.

(b)    The covenants and obligations of Participant set forth in this Schedule C are in addition to and not in lieu of or exclusive of any other obligations and duties of Participant to the Company Group, whether express or implied in fact or in law.

(c)    In the event that any provision of this Schedule C relating to the relevant time periods, scope of activity and/or the areas of restriction hereunder shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or areas such court deems reasonable and enforceable, the relevant time periods, scope of activity and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period, scope of activity and/or areas.

(d)    The restrictive covenants set forth in this Schedule C are personal and not assignable by Participant but they may be assigned by the Company without notice to or consent of Participant to, and shall thereafter be binding upon and enforceable by, (i) any member of the Company Group, or (ii) any Person that acquires or succeeds to substantially all of the business or assets of any member of the Company Group (and such Person shall be deemed included in the definition of the “Company” and the “Company Group” for all purposes of this Schedule C).